Exhibit 5.1

January 13, 2006

(650) 849-5300	C 68441-00001

(650) 849-5385

VIA EMAIL/PDF

Openwave Systems Inc.

2100 Seaport Boulevard

Redwood City, California 94063

Re: Registration of Openwave Systems Inc. Executive Compensation Deferral Plan Obligations on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) of Openwave Systems Inc., a Delaware corporation (the “Company”), to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) in connection with the offering by the Company of up to an aggregate of $5,000,000 of deferred compensation obligations (“Deferred Compensation Obligations”). All of these Deferred Compensation Obligations are to be issued under the Company’s Executive Compensation Deferral Plan (the “Plan”).

In addition to examining the Registration Statement, we have examined the Plan. We also have examined the originals, or photostatic, certified or conformed copies or duplicates, of such records of the Company, certificates of officers of the Company and of public officials, and such other agreements, documents or other instruments as we have determined relevant and necessary or appropriate in connection with the rendering of the opinion set forth below, including but not limited to records of the corporate proceedings of the Company and certificates and assurances from public officials, officers and representatives of the Company. We have also made such other investigations as we have deemed relevant and necessary or appropriate in connection with the opinion hereinafter set forth.

Openwave Systems Inc.

January 13, 2006

In rendering the opinion expressed below, we have assumed:

(a) The genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies. With respect to agreements and instruments executed by natural persons, we have assumed the legal capacity and competency of such persons.

(b) The accuracy of all other information provided to us by the Company during the course of our investigations, on which we have relied in issuing the opinion expressed below.

(b) There are no agreements or understandings between or among the Company and any participants in the Plan that would expand, modify or otherwise affect the terms of the Plan or the respective rights or obligations of the participants thereunder.

Based upon the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations stated herein and in reliance on the statements of fact contained in the documents that we have examined, we are of the opinion that upon the issuance of the Deferred Compensation Obligations in accordance with the terms of the Plan, the Deferred Compensation Obligations will be duly authorized and legally binding obligations of the Company.

The opinions set forth herein are subject to the following assumptions, qualifications, limitations and exceptions:

A. Our opinions set forth herein are subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the enforcement of creditors’ rights generally (including, without limitation, the effect of statutory or other laws regarding fraudulent transfers or preferential transfers) and (ii) general principles of equity, regardless of whether a matter is considered in a proceeding in equity or at law, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies.

B. We express no opinion regarding (i) the effectiveness of any waiver (whether or not stated as such) contained in the Plan or elsewhere, (ii) the rights of any person, or any duties owing to such person, with respect to matters relating to the Plan that is broadly or vaguely stated or does not describe the right or duty with reasonable specificity, or (iii) any provision in the Plan or elsewhere relating to indemnification, exculpation or contribution with respect to matters relating to the Plan.

Openwave Systems Inc.

January 13, 2006

We consent to the filing of this opinion as an exhibit to the Registration Statement. Except as herein stated, this opinion letter may not be relied upon by you for any other purpose, or be relied upon by, or furnished to, any other person, firm or corporation without our prior written consent. In giving this consent, we do not thereby admit we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission.

Very truly yours,

                            /s/ Gibson, Dunn & Crutcher, LLP